EXHIBIT (b)(10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 18 to Registration Statement Nos. 333-85183 and 811-09547 on Form N-4 (the “Registration Statement”) of (1) our report dated April 30, 2013 relating to the statement of assets and liabilities of Farmers Annuity Separate Account A at December 31, 2012, and the related statement of operations for the year then ended, and the related statements of changes in net assets for each of the years ended December 31, 2012 and 2011, and (2) our report dated April 30, 2013 relating to the financial statements and schedules of Farmers New World Life Insurance Company as of December 31, 2012 and 2011, and for each of the years ended December 31, 2012, 2011 and 2010, (prepared in conformity with accounting practices prescribed or permitted by the Office of the Insurance Commissioner of the State of Washington as described in Note 2 of the Financial Statements), which appear in the Statement of Additional Information of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

April 30, 2013